EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on the 14th day of March, 2008 (the “Effective Date”) by and between Synthesis Energy Systems, Inc., a Delaware corporation (the “Corporation”), and Robert W. Rigdon, an individual residing at 11410 Long Pine, Houston, Texas 77077 (the “Executive”) under the following terms and conditions:

RECITALS:

WHEREAS, the Corporation desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

1.

Employment Period.  The Corporation hereby agrees to employ the Executive as its Senior Vice President - Operations, and the Executive, in such capacity, agrees to provide services to the Corporation for the period beginning on May 1, 2008 (the “Commencement Date”) and ending on the first anniversary of the Commencement Date (the “Employment Period”). The Employment Period will automatically renew for two additional one year periods, unless not renewed by the Corporation or Executive. Such intent for non-renewal shall be communicated to the other party at least 60 days before the end of the Employment Period.

2.

Position/Duties.

(a)

The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall, except as otherwise expressly provided herein, devote his full-time energies and talents exclusively to serving in the capacities of Senior Vice President - Operations of the Corporation and in the best interests of the Corporation.  As Senior Vice President - Operations of the Corporation, the Executive shall perform the duties and functions that are normal and customary to such position, including, without limitation, the usual duties of a Senior Vice President - Operations and those duties assigned to him from time to time by the President and Chief Executive Officer of the Corporation (the “CEO”).  In such capacity, the Executive will be responsible, subject to the direction of the CEO, for all aspects of the operations and engineering functions of the Corporation.

(b)

In addition, the Executive shall not, without prior written consent from the CEO (which consent shall not be unreasonably withheld):

(i)

serve as or be a consultant to or employee, officer, agent or director of any corporation, partnership or other entity other than (A) the Corporation, (B) civic, charitable, or other public service organizations; or

(ii)

have more than a five percent (5%) ownership interest in any enterprise other than the Corporation if such ownership interest would have a material adverse effect upon the ability of the Executive to perform his duties hereunder;

provided, however, the Executive shall (X) disclose to the CEO any 5% ownership interest in any enterprise, (Y) disclose any financial relationship or ownership (regardless of such percentage), with any supplier, customer or partner of the Corporation or any of its subsidiaries, and (Z) not cause a conflict of interest between the Corporation or any of its subsidiaries on the one hand and any supplier, customer or partner of the Corporation or any of its subsidiaries on the other hand.

3.

Compensation.  Subject to the terms and conditions of this Agreement, during the Employment Period, while he is employed by the Corporation, the Executive shall be compensated by the Corporation for his services as follows:

(a)

Beginning on the Commencement Date, the Executive shall be entitled to a base salary of $20,000.00 per month (the “Base Salary”), payable at the end of each month during the Employment Period (except that the salary to be paid during the first and last month of the Employment Period shall be on a pro rata basis determined by a fraction the numerator of which is the number of business days the Executive worked during such month and the denominator of which is the number of business days in such month) and subject to normal tax withholding.

(b)

During the Employment Period, the amount of the Executive’s Base Salary shall be reviewed by the CEO and the Compensation Committee of the Board, which shall be established by the Board and consist of at least two (2) non-employee directors (the “Compensation Committee”), on or before each anniversary of the Commencement Date to determine whether an increase in the Executive’s Base Salary is appropriate.

(c)

For each fiscal year of the Corporation (the “Bonus Period”), in addition to receiving the Base Salary, the Executive shall be entitled to a performance bonus (the “Bonus”) if the Executive has met the performance criteria set by the CEO for such Bonus Period.  The target Bonus for the Executive shall be fifty percent (50%) of the Executive’s yearly Base Salary for meeting established criteria, but otherwise shall be at the discretion of the CEO.

(d)

Performance criteria for all subsequent Bonus Periods shall be set by the Employer so that all performance criteria are reasonably achievable in light of business conditions that exist at the time such criteria are set.  The Corporation shall set the performance criteria as soon as practicable for such Bonus Period (but in no event later than 30 days before the commencement of the Bonus Period) and the Executive shall have the opportunity to meet with and discuss such criteria with the CEO prior to the finalization of such criteria.  Upon completion of the performance criteria for the applicable Bonus Period, such criteria shall be communicated to the Executive in writing.  If the Executive meets the performance criteria set by the CEO, the Corporation shall pay the Executive the earned bonus within 30 days after the end of such applicable Bonus Period.

(e)

The Executive shall be a participant in certain executive benefit plans adopted by the Corporation if and when such plans are adopted, on substantially the same terms and conditions as other senior executives of the Corporation.

(f)

The Executive shall be entitled to an annual paid vacation equal to the greater of (i) the Corporation's policy applicable to senior executives, or (ii) four weeks per year

(as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Corporation.

(g)

The Executive shall be entitled to participate in the Corporation’s 2006 Stock Option Plan (the “Plan”) pursuant to the terms and conditions set forth therein and the discretion of the Board.  In connection with the Plan, the Executive shall be granted options to purchase up to 350,000 shares of the Corporation’s capital stock at an exercise price established as per company guidelines per share, which options shall vest as follows:

(i)

175,000 options - Options vest 25% per year beginning on the 1st anniversary date of employment for the next four years

(ii)

The ability to earn vesting on 175,000 additional options based on performance targets to be mutually agreed upon between the CEO and the Executive. Such performance criteria to be set out in Exhibit A.

Such options shall also be subject to such other requirements set forth in a Stock Option Agreement to be entered into by and between the Corporation and the Executive.

(h)

To the extent it is determined that the stock options granted to the Executive hereunder are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the Executive shall be entitled to receive additional payments from the Corporation in amounts necessary to cover the taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Executive as a result of (i) Section 409A of the Code covering the grant of options hereunder, and (ii) receiving such additional payments to cover the taxes imposed under Section 409A of the Code.

(i)

The Executive shall be reimbursed by the Corporation for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of his services under this Agreement: (i) provided that such expenses constitute business deductions from taxable income for the Corporation and are excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code; (ii) to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Corporation and are not in violation of the Corporation’s expense reimbursement policies; and (iii) provided that the Executive provides the Corporation with the corresponding expense reports in a timely manner consistent with the Corporation’s policies.  Notwithstanding the foregoing, in the event of extraordinary or unusual expenses, the Executive shall first obtain the CEO’s approval prior to incurring such expenses.  In order that the Corporation reimburse the Executive for such allowable expenses, the Executive shall furnish to the Corporation, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request.

4.

Restrictive Covenants.  The Executive acknowledges and agrees that: (i) the Executive has a major responsibility for the operation, development and growth of the Corporation’s business; (ii) the Executive’s work for the Corporation has brought him and will continue to bring him into close contact with confidential information of the Corporation and its customers; and (iii) the agreements and covenants contained in this paragraph 4 are essential to protect the business interests of the Corporation and that the Corporation will not enter into the Agreement but for such agreements and covenants.  Accordingly, the Executive covenants and agrees to the following:

(a)

Confidential Information.  Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential, both during the Employment Period and for five (5) years after the Executive’s employment with the Corporation terminates, all non-public information concerning the Corporation and its affiliates that was acquired by, or disclosed to, the Executive during the course of his employment by the Corporation or any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 4(a) shall not apply to information that: (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Executive is bound); (b) was disclosed to the Executive by a third party not subject to any duty of confidentiality to the Corporation prior to its disclosure to the Executive; or (c) is disclosed by the Executive in the ordinary course of the Corporation’s business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper purpose solely for the benefit of the Corporation.  The Executive further agrees that he shall not make any statement or disclosure that (i) would be prohibited by applicable Federal or state laws, or (ii) is intended or reasonably likely to be detrimental to the Corporation or any of its subsidiaries or affiliates

(b)

Non Competition. The Executive agrees that for the period commencing on the Commencement Date and ending on the eighteen (18) month anniversary if the Executive is terminated for cause or voluntarily resigns (this non-competiton provision shall not apply if the Corporation elects to not renew the Executive’s contract as set forth in Section 1) (the “Non-Competition Period”), the Executive shall not directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any person or entity (“Person”), engage in any business activity in the People’s Republic of China, the Republic of India, the United States of America or any other country in which the Corporation or any of its subsidiaries is then doing business, which is directly or indirectly in competition with the Business of the Corporation or which is directly or indirectly detrimental to the Business or business plans of the Corporation or its affiliates; provided, however, that the record or beneficial ownership by the Executive of five percent (5%) or less of the outstanding publicly traded capital stock of any company for investment purposes shall not be deemed to be in violation of this paragraph 4(b) so long as the Executive is not an officer, director, employee or consultant of such Person.  The “Business” of the Corporation shall mean the actual or intended business of the Corporation during the Employment Period and as of the date the Executive leaves the employment of the Corporation, including, but not limited to syngas production from coal and/or biomass feedstocks.  As of the date hereof, the Business of the Corporation is to provide distributed power, industrial chemicals and coal gasification plant development, operations and maintenance based on coal gasification technology.  The Executive further agrees that during the Non-Competition Period, he shall not in any capacity, either separately or in association with others: (i) employ or solicit for employment or endeavor in any way to entice away from employment with the Corporation or its affiliates any employee of the Corporation or its affiliates; (ii) solicit, induce or influence any supplier, customer, agent, consultant or other person or entity that has a business relationship with the Corporation to discontinue, reduce or modify such relationship with the Corporation; nor (iii) solicit any of the Corporation’s identified potential acquisition candidates.

(c)

Remedies.  If the Executive breaches, or threatens to commit a breach of any of the provisions contained in paragraphs 4(a) or 4(b) (the “Restrictive Covenants”), the Executive acknowledges and agrees that the Corporation shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity.

(d)

Severability.  If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions.  Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

(e)

Proprietary Rights.  The Executive acknowledges and agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files, and any materials made by the Executive or by the Corporation are the property of the Corporation and shall not be used by the Executive in any way adverse to the Corporation’s interests.  The Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the CEO.  The Executive hereby assigns to the Corporation any rights which he may have in any such trade secret or proprietary information.

5.

Termination and Compensation Due Upon Termination.  Except as otherwise provided under the executive benefit plans maintained by the Corporation in which the Executive participates in accordance with paragraph 3(f), the Executive’s right to compensation for periods after the date the Executive’s employment with the Corporation terminates shall be determined in accordance with the following:

(a)

Termination Without Cause.  The Executive may be terminated without cause by the CEO.  In the event the Corporation terminates the Executive’s employment under this Agreement without cause, the Corporation shall pay the Executive any compensation and benefits the Corporation owes to the Executive through the effective date of termination.

Additionally, and conditioned upon the Executive’s voluntary execution of a written release (to be drafted and provided by the Corporation) of any and all claims, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief, or any other form of damages or relief the Executive may assert against the Corporation, the Executive shall be entitled to receive:

(i)

all payment of his Base Salary (as of the date of termination date) in accordance with the provisions of paragraph 3(a) for the remainder of the Employment Period; provided, however, that any such payments shall not be for less than six (6) months;

(ii)

payment of any Bonus that otherwise would have been payable to the Executive under paragraph 3(e) through the effective date of termination; and

(iii)

any unvested stock options described in paragraph 3(i) shall automatically vest as of the date of such termination.

(b)

Voluntary Resignation.  The Executive may terminate his employment with the Corporation for any reason (or no reason at all) at any time by giving the Corporation thirty (30) days prior written notice of voluntary resignation; provided, however, that the Corporation may decide that the Executive’s voluntary resignation be effective (i) immediately upon notice of such resignation, or (ii) or such period that is less than the 30-day period set forth in the Executive’s notice of resignation.  The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive’s employment with the Corporation terminates due to the Executive’s voluntary resignation.  However, for purposes of this paragraph 5, the Executive’s termination of employment with the Corporation shall not be construed as a voluntary resignation and shall be construed as “good reason” if the Executive resigns following the occurrence a material breach of any of the provisions of this Agreement.

If the Executive terminates his employment with the Corporation for “good reason”, then the Executive shall be entitled to receive:

(x)

all payment of his Base Salary (as of the date of termination date) in accordance with the provisions of paragraph 3(a) for the remainder of the Employment Period; provided, however, that any such payments shall not be for less than six (6) months;

(y)

payment of any Bonus that otherwise would have been payable to the Executive under paragraph 3(e) through the effective date of termination; and

(z)

any unvested stock options described in paragraph 3(i) shall automatically vest as of the date of such termination.

(c)

Termination for Cause.  The Executive may be terminated for cause by the CEO.  The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 or otherwise for periods after the Executive’s employment with the Corporation is terminated on account of the Executive’s discharge for cause.  For purposes of this Agreement, the Executive shall be considered terminated for “cause” if he is discharged by the Corporation on account of the occurrence of one or more of the following events:

(i)

the Executive becomes habitually addicted to drugs or alcohol;

(ii)

the Executive discloses confidential information in violation of paragraph 4(a) and such disclosure has a material adverse effect on the Corporation, or engages in competition in violation of paragraph 4(b);

(iii)

the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Corporation;

(iv)

the Executive is indicted of a felony crime (other than a felony resulting from a minor traffic violation);

(v)

the Executive flagrantly disregards his duties under this Agreement after (A) written notice has been given to the Executive by the CEO that it views the Executive to be flagrantly disregarding his duties under this Agreement and (B) the Executive has been given a period of  ten (10) days after such notice to cure such misconduct;

(vi)

any event of egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the CEO, the Executive’s credibility and reputation no longer conform to the standard of the Corporation’s executives; or

(vii)

the Executive commits an act of fraud against the Corporation.

(d)

Disability.  The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date the Executive’s employment with the Corporation terminates on account of disability, except payments due and owing through the effective date of termination.  The Executive, however, shall be entitled to retain all shares of stock that have vested as of such date.  For purposes of this paragraph 5(d), determination of whether the Executive is disabled shall be determined in accordance with the Corporation’s long term disability plan (if any) and applicable law.

(e)

Death.  The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date of the Executive’s death, except payments due and owing as of such date. The Executive’s estate, however, shall be entitled to retain all shares of stock that have vested as of such date.

(f)

Stock Options.  In the event of the termination of this Agreement (regardless of reason), and notwithstanding anything to the contrary contained herein, the Executive must exercise all vested stock options issued to the Executive pursuant to this

Agreement within six (6) months after the effective termination date of this Agreement.

(g)

Specified Employee.  If the Executive is a “specified employee” as such term is defined under Section 409A of the Code on the date of such Executive’s termination of employment and if the benefit to be provided under this Section 5 is subject to Section 409A of the Code and is payable on account of a termination of employment for reasons other than death or disability (as defined in such Section 409A), payment in respect of such benefit shall not commence until the 181st day following the Executive’s termination date.

6.

Change in Control.  “Change in Control” shall be deemed to have occurred if in the context of a single event or series of related events, more than 50% of the voting power of the Corporation’s outstanding securities shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the shareholders of the Corporation as of December 31, 2007.  If a Change in Control shall occur, the Executive shall be permitted to terminate his employment within sixty (60) days of such Change in Control.  Upon the occurance of a Change in Control, all unvested stock options held by the Executive shall automatically vest on the effective date of the Change in Control, regardless of whether the Executive terminates his employment with the Corporation.

7.

Successors and Assignment.  Subject to the Executive’s rights under paragraph 6, this Agreement shall be binding on, and inure to the benefit of the Corporation and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of all or substantially all of the Corporation’s assets and business, or otherwise without further action by the Executive; provided however, that Executive hereby agrees to execute an acknowledgement of assignment if requested to do so by the successor, assign or acquiring person.  The Corporation may assign this agreement to any of its direct and indirect subsidiaries.

8.

Nonalienation.  The interests of the Executive under this Agreement are not subject to the claims of his or her creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive’s estate upon his or her death.

9.

Waiver of Breach.  The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Corporation or the Executive.

10.

Notice.  Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)

to the Executive addressed as follows:

Robert W. Rigdon

11410 Long Pine

Houston, Texas 77077

Tel:   (281) 660-9335 (cell)

(b)

to the Corporation addressed as follows:

Synthesis Energy Systems, Inc.

6330 West Loop South, Suite 300

Houston, Texas 77401

Attn:  Chief Executive Officer

Tel:   (713) 579-0600

Fax:  (713) 579-0610

11.

Amendment.  This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties hereto (and the Executive’s estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof.  The parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither party shall assert the same.

12.

Applicable Law; Jurisdiction.  The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Delaware.  Harris County district courts shall have jurisdiction with regard to all matters relating to the interpretation and enforcement of this Agreement.

13.

Termination.  All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that paragraph 4(a) shall survive for five (5) years after the expiration of this Agreement and paragraph 4(b) shall terminate upon the expiration of the Non-Competition Period.

*          *          *

IN WITNESS WHEREOF, the Executive and the Corporation have executed this Agreement as of the day and year first above written.

/s/ Robert W. Rigdon
Robert W. Rigdon

SYNTHESIS ENERGY SYSTEMS, INC.

/s/ Timothy E. Vail
By: Timothy E. Vail
Its: President & CEO

EXHIBIT A

Performance Targets for Option Vesting

TBD by Executive and CEO